Exhibit 99.1

AMMO, Inc. Reports Financial Results for its Fiscal Third Quarter Period Ending December 31, 2020

SCOTTSDALE, Ariz., February 16, 2021 — AMMO, Inc. (Nasdaq: POWW ) (“AMMO” or the “Company”), a premier American ammunition and munition components manufacturer and technology leader, is pleased to announce it has reported financial results for its fiscal third quarter ending December 31, 2020.

Financial Summary for Fiscal Third Quarter 2021 vs. Fiscal Third Quarter 2020

●	Sales for the quarter were $16.6 million - 500% increase in comparison to the Fiscal 2020 quarter.
●	Sales for the nine months increased 282% to $38.3 million.
●	Gross Profit Margins increased to approximately 20%, an increase of 163%.
●	Operating expenses as a percentage of sales decreased 28% from the prior year.
●	Adjusted EBITDA has grown to $2.4 million for the quarter - 295% increase from the prior year.

AMMO is positioned for exceptional growth, setting a new standard in Fiscal 2021. Demand fundamentals in the US domestic ammunition market are exceedingly strong and we are seeing no indication of slowing. Our fiscal third quarter delivered the best quarterly performance in Company history, with even better quarters expected throughout fiscal 2022.

AMMO’s sales for the quarter were $16.6 million, a 500% increase in comparison to the Fiscal 2020 quarter. Sales for the nine-month period (year-over-year) increased 282% to $38.3 million.

Additionally, the Company experienced sales growth of 38% quarter-over-quarter, a $4.6 million increase.

The Company’s margins have also increased to approximately 20% for our third fiscal quarter, an increase of 163% or $4.2 million year-over-year. When depreciation and amortization are added back to the cost of goods sold, our gross profit margin increases to 25% for the quarter.

Our operating expenses as a percentage of sales was 23% - 28% decrease from the prior year quarter.

Net Loss for the quarter was approximately $1.9 million, which includes approximately $2.4 million of non-cash expenses. Net Loss for the nine months was approximately $7.3 million, which also included non-cash expenses of $7.1 million.

Adjusted EBITDA has grown to $2.4 million for the quarter - 295% increase from the prior year. For the nine-month period, our Adjusted EBITDA was $3.3 million - 170% increase from the prior year.

The adjusted EBITDA and margin improvement shows the impact of the scaling we are beginning to see in our operational costs. We expect our first half fiscal 2022 EBITDA to be better than the second half of fiscal 2021 as a standalone.

The guidance for our fiscal 4th quarter as a standalone company is $20M and $58M for our fiscal year ended March 31, 2021. We will be updating guidance if and as the previously announced Gunbroker.com transaction comes into focus such that it has an impact on our fourth quarter results.

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under generally accepted accounting principles (GAAP), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA

	For the Three Months Ended		For the Nine Months Ended
	31-Dec-20	31-Dec-19	31-Dec-20	31-Dec-19

Reconciliation of GAAP net income to Adjusted EBITDA
Net Loss	$(1,906,437)	$(2,864,422)	$(7,348,851)	$(10,150,082)
Depreciation and amortization	1,224,130	883,692	3,588,966	2,957,337
Loss on Jagemann Munition Components	-	-	1,000,000	-
Excise Taxes	1,201,841	138,529	2,707,534	374,132
Interest expense, net	1,938,630	214,326	2,704,315	607,710
Employee stock awards	240,853	182,250	716,589	688,750
Stock grants	65,455	168,363	213,130	548,057
Stock for services	87,500	72,000	87,500	272,000
Other income, net	(461,000)	-	(274,400)	-
Contingent consideration fair value	(30,748)	-	(88,106)	-
Adjusted EBITDA	$2,360,224	$(1,205,262)	$3,306,677	$(4,702,096)

Adjusted EBITDA is a non-GAAP financial measures that displays our net loss, adjusted to eliminate the effect of certain items as described below.

We have excluded the following non-cash expenses from our non-GAAP financial measures: depreciation and amortization, loss on purchase, share-based compensation expenses, and changes to the contingent consideration fair value. We believe it is useful to exclude these non-cash expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations.

Adjusted EBITDA as a non-GAAP financial measure also excludes other cash interest income and expense, as these items are not components of our core operations. We have not included adjustment for any provision or benefit for income taxes as we currently record a valuation allowance and have included adjustment for excise taxes.

Non-GAAP financial measures have limitations, should be considered as supplemental in nature, and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

●	Employee stock awards and stock grants expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company and an important part of our compensation strategy;
●	The assets being depreciated or amortized may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments;
●	Non-GAAP measures do not reflect changes in, or cash requirements for our working capital needs; and
●	Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider the non-GAAP financial measures alongside other financial performance measures, including our net loss and other financial results presented in accordance with GAAP.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona. AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Reminder – Earnings Call

AMMO’s Fiscal Third Quarter 2021 Earnings Call is scheduled for Tuesday, February 16th, 2021 (4:30 pm Eastern Time). To participate in the conference call, please join by dialing 1-877-407-0789 (domestic), 1-201-689-8562 (international), or via webcast (http://public.viavid.com/index.php?id=143495) at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for “AMMO, Inc. Fiscal Third Quarter 2021 Earnings Call.”

Investor Contact:

Rob Wiley, CFO

AMMO, Inc.

Phone: (480) 947-0001

IR@ammo-inc.com